Exhibit 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made the 23rd day of April, 2019, by and between Gareth Sheridan, an individual with an address at 1588S 1300E Salt Lake City, UT 84105 (“Executive”) and Nutriband Inc., a Nevada corporation with an address at 121 South Orange Ave., Suite 1500, Orlando, FL (the “Company”).

W I T N E S S E T H:

WHEREAS, Executive is a party to an employment agreement dated February 1, 2018 (the “Prior Employment Agreement”) with the Company pursuant to which the Company employed the Executive as its Chief Executive Officer; and

WHEREAS, Executive is willing to continue to serve as the Company’s Chief Executive Officer of the Company, and the Company agrees to employ Executive as its Chief Executive Officer, on and subject to the terms and conditions set forth in this Agreement, and

WHEREAS, the Company and Executive desire to amend and restate the Prior Employment Agreement; and

WHEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties do hereby agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Chief Executive Officer, and he shall have the duties and responsibilities associated with the chief executive officer of a public corporation. The Executive shall report to the Company’s board of directors (the “Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Chief Executive Officer. Additionally, during the Term, as hereinafter defined, the Company shall include Executive as one of the Board’s nominees for election as a director of the Company, and, if elected as a director, Executive shall serve as chairman of the board.

(b) Executive shall serve as a director of the Company or any of its subsidiaries, if elected, and in such executive capacity or capacities with respect to any affiliate of the Company to which he may be elected or appointed, provided that such duties are consistent with those of the Company’s Chief Executive Officer. Executive shall receive no additional compensation for services rendered pursuant to this Section 1(b).

(c) During the Term, Executive shall devote his full time and attention to the performance of his duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.

2. Term and Termination. This Agreement shall have an initial term, commencing on the date of this Agreement and ending on January 31, 2024, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension, unless terminated early pursuant to Section 5 of this Agreement. The initial term and the one-year extensions are collectively referred to as the “Term.” The termination of this Agreement or the termination of the employment of Executive for any reason whatsoever shall not affect the validity or effectiveness Sections 6 through and including 10 of this Agreement, which shall continue in full force and effect as set forth therein.

3. Compensation and Other Benefits. During the Term, for his services pursuant to this Agreement:

(a) For his services to the Company during the Term, the Company shall pay Executive an annual salary (“Salary”) at the rate of $42,000 per annum, commencing on the date of this Agreement, and increasing to $170,000 per annum commencing in the month in which the Company shall have received not less than $2,500,000 from one or more public or private financings of the Company’s equity securities subsequent to the date of this Agreement. The Executive’s Salary shall be reviewed at least annually by the compensation committee of the Board and may be increased (but not decreased) in the sole discretion of the compensation committee. All Salary payments shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly. In the event that the Company does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Executive unless such participation is required in order that there be a quorum.

(b) The Executive shall be eligible for such bonus or incentive compensation, including equity-based incentives, as shall be determined from time to time by the Compensation Committee.

(c) During the Term, the Executive shall receive, at the Company’s full cost and expense:

(i) Medical insurance selected by the Executive from those coverage options that the Company offers to its executive employees from time to time.

(ii) Vacation in accordance with company policy; provided that any unused vacation shall be accrued without limitation or restriction.

(d) The Executive shall also receive such other benefits as the Board may grant to its executive officers.

4. Expenses. The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out of pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy for executive officers as in effect from time to time.

5. Termination of Employment.

(a) This Agreement and Executive’s employment shall terminate immediately upon his death.

(b) This Agreement and Executive’s employment may be terminated by Executive or by the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of Executive which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period. In the event of a termination for a Disability, the Company shall pay Executive his Salary, as in effect on the date of such termination, until the earlier of (i) the expiration of the Term or (ii) one year from the date of such termination.

(c) The Company may terminate this Agreement and Executive’s employment for Cause, in which event no further Salary or other benefits shall be payable to Executive subsequent to the date of termination. The term “Cause” shall mean:

(i) repeated failure to perform material instructions from the Board; provided that such instructions are reasonable and consistent with Executive’s duties as set forth in Section 1 of this Agreement, which failure shall not have been cured within 30 days of his receipt of written notice setting forth in reasonable detail the nature of such failure;

(ii) a material breach of Sections 6 or 7 of this Agreement;

(iii) fraud, dishonesty, gross misconduct or other breach of trust whereby Executive obtains personal gain or benefit at the expense of or to the detriment of the Company;

(iv) a conviction of or plea of nolo contendere or similar plea by Executive of any felony; or

(v) a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft, misappropriation of property or illegal substances.

(d) Executive may terminate this Agreement on 30 days’ written notice for Good Reason. Executive shall deliver to the Company, within ninety (90) days following the event constituting Good Reason, a written notice of termination for Good Reason setting forth in reasonable detail the facts and circumstances claimed by Executive to provide a basis for the termination for Good Reason, and the Company shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Good Reason prior to such termination by Executive for Good Reason becoming effective. Executive’s purported termination for Good Reason shall not take effect if the Company effects such cure within the thirty (30)-day period. As used in this Agreement, the term “Good Reason” shall mean:

(i) Without the consent of Executive, Executive is no longer the Company’s Chief Executive Officer.

(ii) Any material breach by the Company of the terms of this Agreement.

(e) In the event of a termination by Executive for Good Reason, the Company shall continue to pay Executive his compensation and medical insurance for the balance of the Term.

6. Ownership of Intellectual Property.

(a) “Inventions” means all inventions, ideas, discoveries, developments, methods, data, information, improvements, original works, know-how, including, but not limited to, algorithms, technology, trade secrets, processes, codes and hardware (whether or not reduced to practice and whether or not protectable under the patent, copyright, trade secrecy or similar laws of the United States) which:

(i) relate to the Company’s business or its proposed business at the time of conception or reduction to practice or actual or demonstrably anticipated research or development of Company that were conceived, created or developed by Executive (whether alone or with others, whether or not during working hours or on the Company’s premises or whether or not using material or property provided by the Company) during the Term; and/or

(ii) were conceived, created or developed by Executive (whether alone or with others) during the Term, even if having possibly been conceived, created or developed prior to the Term but completed while in the employ of the Company, or which result from any work performed by Executive for Company.

(b) All Inventions are, will be, and shall constitute “works-for-hire” and the exclusive property of the Company, and the Company may use and exploit them without restriction or additional compensation to Executive.  Executive shall promptly and fully disclose to the Company any and all Inventions.  Executive shall maintain complete written records of all Inventions and of all work or investigations done or carried out by Executive at all stages thereof, which records shall be the exclusive property of the Company and will be treated as Confidential Information for all purposes of this Agreement.

(c) Executive hereby irrevocably assigns and transfers to the Company, its successors, assigns or Affiliates, as the case may be, all of Executive’s right, title and interest in and to any Inventions without additional consideration therefor from the moment of their creation or inception, to be held and enjoyed by the Company, its successors, assigns or Affiliates, as the case may be, to the full extent of the term for which any intellectual property protection may be granted and as fully as the same would have been held by Executive had this Agreement, or such assignment or transfer not been made.   In addition to the foregoing assignments of Inventions to the Company, Executive hereby irrevocably assigns and transfers to the Company: (i) all worldwide patents, trademarks, copyrights, mask works, trade secrets, applications for the foregoing and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions.  Executive hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any such Inventions, even after the termination of Executive’s employment.

(d) “Moral Rights” means any right to claim authorship of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right.

(e) Executive agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of the Company, its successors, assigns  or Affiliates, as the case may be, and at the Company’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other actions as the Company, its successors, assigns or Affiliates, as the case may be, shall request in order to perfect, enforce and exploit the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions (including transfer of possession to the Company, its successors, assigns or Affiliates, as the case may be, of all Inventions embodied in tangible materials), including granting Company a non-revocable, perpetual, royalty-free license in any pre-existing works.  Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further perfect and enforce the Company’s, its successors’, assigns’ or Affiliates’ (as the case may be) right in the Inventions and to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to the Inventions with the same legal force and effect as he had executed them himself.  Executive shall receive no additional compensation for complying with Executive’s obligations under this Section 6.  Executive agrees that, to the extent this Agreement shall be construed in accordance with any laws that limit the assignability to the Company, its successors, assigns or Affiliates (as the case may be) of the Inventions, this Agreement shall be interpreted not to apply to any Invention which a court rules or the Company agrees is subject to such state limitation.

(f) Any copyrightable work created by Executive in connection with or during the performance of his employment duties, whether published or unpublished, shall be the property of the Company as author and owner of copyright in such work.

(g) Executive warrants and represents that there are no Inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, or other intellectual property owned by him prior to entering into employment with the Company hereunder, and that he has not executed and will not execute any document or instrument in conflict herewith.

7. Confidential Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, licensee, intellectual property rights, including plans relating to the development, implementation, marketing and monetization of intellectual property right, clients, marketing, patents, products, services, business, research and development activities and operational methods of the Company and its customers, licensees, licensors or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “Confidential Information” of the Company for the purposes of this Agreement. In consideration of his employment, Executive agrees that he will not, during or after the Term, without the consent of the Company make any disclosure of Confidential Information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with the Company policies or instructions or authorization from the Board, (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (c) complying with legal process as provided in Section 7(b) of this Agreement, or (d) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s confidential or proprietary information and does not include and is not based on any Inventions assigned to the Company pursuant to Section 6 of this Agreement or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 6, 7 and 8 of this Agreement, the term “the Company” shall include the Company, its parent, its subsidiaries and Affiliates.

(b) In the event that any Confidential Information is required to be produced by Executive pursuant to legal process, Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner, Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts to obtain reliable assurance from the person to whom such Confidential Information is disclosed that such person will treat the Confidential Information as confidential.

(c) Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from Confidential Information. To the extent that any Confidential Information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause such information to be erased from his computer disks and all other storage media.

(d) Executive shall not during the Term and for one year thereafter:

(i) Persuade or attempt to persuade any person or entity which is or was a customer, client, licensee or licensor of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer,” “licensee,” “licensor,” and “client” as used in this Section 7 to include any potential customer, licensee, licensor or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the twelve (12) months preceding the termination of his employment;

(ii) Solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within two (2) years prior to the termination of his employment; or

(iii) Persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company

(e) Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

8. Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6 and 7 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. Subject to Section 7(e) of this Agreement, the provisions of Sections 6, 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement and Executive’s employment.

9. Representations and Warranties of Executive. Executive represents and warrants as follows:

(a) Executive has the right to enter into this Agreement. Neither the execution of this Agreement nor the performance by Executive of his obligations pursuant to this Agreement violates any agreement to which Executive is a party or by which he is bound. In particular, Executive is not subject to any employment agreement, restrictive covenant or stockholders or partnership agreement which would impair his ability to enter into this Agreement and perform his duties as Chief Executive Officer. In the performance of his duties pursuant to this Agreement, Executive shall not use or disclose to the Company any confidential information which is the property of any other person.

(b) Executive will not purchase, sell or otherwise transfer or acquire or assist any person to purchase, sell or otherwise transfer or acquire any of the Company’s securities (i) when in possession of material non-public information and (ii) during the period commencing on the 15th day of the last month of each calendar quarter and ending on the day after the date on which the Company files its annual report on Form 10-K or quarterly report on Form 10-Q for the applicable period.

10. Miscellaneous.

(a) Definitions.

(i) “Affiliate” of the Company shall mean any person or entity which controls, is controlled by or is under common control with the Company.

(ii) “Person” shall mean an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability the Company or other entity.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, with respect to the subject matter covered in this Agreement including the Prior Employment Agreement, provided that any intellectual property or intellectual property rights assigned to the Company pursuant to the Prior Employment Agreement shall remain the property of the Company. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Notice. Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 10(c), to the parties at their respective addresses set forth at the beginning of this Agreement or by electronic delivery to the telecopier or email set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent. If no telecopier number is provided for either party, notice to such party shall not be sent by telecopier.

(d) Governing Law; Dispute Resolution; Jurisdiction.

(i) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to agreements executed and to be performed wholly in such state without regard to principles of conflicts of laws. Except with respect to Section 8 of this Agreement, the parties hereby agree that any dispute arising out of or based upon this Agreement shall be submitted to binding arbitration in the City of Orlando, Orange County, Florida in accordance with the rule then in effect of the American Arbitration Association. The decision of the arbitrator(s) shall be binding on all parties and judgment on the arbitration award may be entered in any court having jurisdiction. In making a decision, the arbitrator(s) shall have no authority to modify or amend any provisions of this Agreement except as expressly provided in Section 7(e) of this Agreement.

(ii) With respect to any action seeking injunctive relief pursuant to Section 8 of this Agreement or an action to compel arbitration pursuant to Section 10(d)(i), the parties hereby (x) consent to the exclusive jurisdiction of the federal and state courts sitting in the City of Orlando, Orange County, Florida, (y) agree that any process in any action commenced in such court under this Agreement may be served upon him personally, either (A) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served in Miami, Florida, or (B) by any other method of service permitted by law, and (z) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(e) Indemnification and Directors’ and Officers’ Liability Insurance.

(i) The Company will obtain directors’ and officer’ liability insurance and Executive will be entitled to the benefits of such policy in accordance with the terms of the policy. The Company shall also provide Executive with indemnification as provided in the Company’s by-laws subject to the provisions of Section 10(e)(ii) of this Agreement.

(ii) The Company and Executive further agree that (a) the Company will advance legal fees and disbursements on behalf of Executive in connection with any action commenced by a third party claiming that Executive’s execution of this Agreement and the performance of his duties as Chief Executive Officer violate his contractual or other obligations to such third party or its affiliates, and that (b) in the event that a judgment or settlement, final beyond right of appeal, all time for appeal having lapsed, results in a determination that Executive’s conduct violated such contractual or other obligations, Executive shall reimburse the Company for legal expenses paid on Executive’s behalf as well as legal expenses incurred by the Company on its own behalf. In no event shall the Company indemnify Executive for any payments which Executive is required to pay as a result of an adverse judgment or settlement in an action described in this Section 10(e)(ii).

(f) Partial Invalidity. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(g) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(i) Remedies. No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

(j) Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. If less than a complete copy of this Agreement is delivered by either party, the other party is entitled to assume that delivering party accepts and agrees to all of the terms and conditions of the pages not delivered unaltered.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have signed, or caused to be signed this agreement as of the date first set forth herein.

Email and Telecopier	Signature
NUTRIBAND INC.

	By:	/s/ Serguei Melnik
	Name:	Serguei Melnik
	Title:	Chief Financial Officer

Email: gareth@nutriband.com
/s/ Gareth Sheridan
Gareth Sheridan

[Signature page to Employment Agreement dated April 23, 2019 between Gareth Sheridan and Nutriband Inc.]